EXHIBIT 10o3

                             GALLAHER LIMITED


Mr. P.M. Wilson,                                  15th March 1994
Weybridge.

Dear Mr. Wilson,

                 The Gallaher "M" and "S" Pension Schemes
                 ----------------------------------------

The schedule to Gallaher Limited's letter of 20th September 1991 to you set out the benefits under the above schemes which are applicable to you.

In consequence of the terms of your new service agreement dated 11th February 1994, it is appropriate to change the said schedule and to substitute therefor the schedule attached to this letter, which substitution the Company hereby proposes.

Save as varied by the substitution of a new schedule thereto, the terms of Gallaher Limited's letter of 20th September 1991 shall remain in full force and effect.

Please confirm your agreement to the above proposal and the schedule hereto by signing and returning to me the enclosed copy of this letter.

                                   Yours sincerely,
                              for and on behalf of Gallaher Limited



                                   B. Rudd
                                   -----------------------
                                   B. Rudd
                                   Secretary

I hereby agree to the terms of the above letter and the schedule thereto of which this is a copy.


P.M. Wilson                                  15 March 1994
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P.M. Wilson                                  Date

                            REGISTERED OFFICE:
         MEMBERS HILL. BROOKLANDS RD. WEYBRIDGE. SURREY. KT13 0QU
           TEL:  0932 859777   FAX:  0932 849119   TELEX:  25505
                   Registered in England Number 1501573

                  THE GALLAHER 'M' & 'S' PENSION SCHEMES



           ----------------------------------------------------

              Schedule to a letter dated fifteenth March 1994

                         of benefits applicable to

                                P M WILSON

           ----------------------------------------------------



1.   INTRODUCTION

This schedule describes the principal benefits payable under the Gallaher 'M' ad 'S' Pension Schemes.

Standard benefits will be paid under the 'M' Scheme. The rest of your benefits will be provided through the 'S' Scheme.

The benefits are subject to the Inland Revenue limits for approval of the schemes under the Income and Corporation Taxes Act 1988.

2.   DEFINITIONS

In this schedule -

"COMPANY" means Gallaher Limited;

"FINAL PENSIONABLE PAY" means the greater of -

     (a) 105% of basic salary for the last 12 months of your employment with the Company; and

     (b)  70% of the sum of -

          (i) 105% of basic salary for the last 12 months of your employment with the Company; plus

          (ii) any Incentive Payments received during that 12 month period (or, if greater, the annual average of the Incentive Payments received in the best 5 consecutive years out of the 10 year period ending on the last day of your employment with the Company);

less such sum (if any) as the Trustee decides is appropriate in light of the state pension.

Notes

     (i)  the deduction in respect of the state pension is currently
          (L)470;

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     (ii) the Company may vary the percentage in (a) and (b)(i) (currently
          105%) from time to time but any reduction shall not operate so as to make the amounts referred to in those paragraphs less than they would have been had the reduction not been made and had your basic salary continued at the rate in force immediately prior to the reduction being made; and

     (iii)if you continue in employment after Normal Retirement Date paragraph 6 applies.

"GROUP SERVICE" means employment with the Company or any other member of the Gallaher Group of Companies, which shall be deemed to have commenced on 6th October 1969.

"INCENTIVE PAYMENT" means on and after 1st July 1986 a payment by the Company under the Gallaher Executive Incentive Plan and before 1st July 1986 a payment not made directly by the Company in respect of service for the Company. In this connection -

     (a) where the Incentive Payment received in any period of 12 months is to be ascertained and more than one Incentive Payment is received during that 12 month period, the Incentive Payment received during that 12 month period shall be deemed to be the amount which the Trustee, after consulting the Company, considers to be equitable; and

     (b) the amount of the last Incentive Payment received before the earlier of Normal Retirement Date and your employment with the Company ending shall be increased by the amount (if any) by which that Incentive Payment falls short of the next following Incentive Payment.

"'M' SCHEME" means the Gallaher 'M' Pension Scheme.

"NORMAL RETIREMENT DATE" means the first day of the month next following your 60th birthday.

"RULES" means the rules as amended from time to time of either or both of the 'M' Scheme and the 'S' Scheme, as the context requires.

"'S' SCHEME" means the Gallaher 'S' Pension Scheme.

"TRUSTEE" means the trustee of the 'S' Scheme.

3.   RETIREMENT AT NORMAL RETIREMENT DATE

On retiring from the Company at Normal Retirement Date you will be entitled to an annual pension equal to two-thirds of Final Pensionable Pay.

4.   ILL-HEALTH RETIREMENT

If you are suffering from a permanent incapacity (and this is shown to the Trustee's satisfaction), you may retire from the Company before Normal Retirement Date with an annual pension equal to two-thirds of Final Pensionable Pay multiplied by Group Service completed and divided by Group

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Service which would have been completed had it continued to Normal
Retirement Date.

5.   VOLUNTARY EARLY RETIREMENT

With the consent of the Company you may retire from the Company at any time before Normal Retirement Date and draw an immediate pension. Your pension will be calculated in the same way as an ill-health early retirement pension (see 4 above) but will then be reduced by such amount as the Trustee on actuarial advice considers appropriate to allow for early payment.

6.   LATE RETIREMENT

You may only continue in Group Service after Normal Retirement Date if the Company agrees. If you do so you will have the choice of whether to remain in pensionable service or not. If you remain in pensionable service, your pension will be based on your Final Pensionable Pay when you retire and you will continue to be covered for death in service benefits (see 9 below). If, however, you terminate your pensionable service your pension will be based on your Final Pensionable Pay as at Normal Retirement Date and cover for death in service benefits will cease. Payment of your pension will then be deferred until you retire or you may start drawing your pension and/or exercising the cash option before retirement at any time after Normal Retirement Date. Your pension will be increased actuarially in respect of any period of deferment.

7.   OPTION ON RETIREMENT

On retirement you may exchange part of your pension for -

     (a)  a lump sum and/or

     (b)  a dependant's pension.

8.   DEATH IN SERVICE BEFORE NORMAL RETIREMENT DATE

If you die while in the Company's service before Normal Retirement Date, there will be payable -

     (a)  LUMP SUM

          a lump sum equal to the greater of -

          (i) four times 105% of the annual rate of basic salary at the date of death; and

          (ii) three times 70% of the sum of

               (A) 105% of the annual rate of basic salary at the date of death; plus

               (B) any Incentive Payments received during the 12 month period ending on the date of death (or, if greater, the annual average of the Incentive Payments received in


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                    the best 5 consecutive years out of the 10 year period
                    ending on the date of death)

          (Note - the Company may vary the percentage in (ii)(A) (currently, 105%) from time to time but any reduction shall not operate so as to make the amount referred to in (ii)(A) less than it would have been had the reduction not been made and had your basic salary continued at the rate in force immediately prior to the reduction being made).

     (b)  WIDOW'S AND CHILDREN'S PENSIONS

          a widow's pension of one-third of Final Pensionable Pay plus children's pensions in accordance with the Rules.

          (Note - the widow's pension will be reduced if your widow is more than 10 years younger than you and may be terminated if she remarries before age 60).

9.   DEATH IN SERVICE ON OR AFTER NORMAL RETIREMENT DATE

If you die before retiring but on or after Normal Retirement Date -

     (a)  if your pensionable service was continuing after Normal
          Retirement Date (see 6 above) benefits will be payable under 8 above just as if you had died before Normal Retirement Date but will be based on your applicable earnings level at death;

     (b) if, however, your pensionable service had terminated, benefits will be payable just as if you had retired immediately prior to your death.

10.  DEATH IN RETIREMENT

If you die after retiring there will be payable -

     (a) if you die within 5 years from the date of retirement, a lump sum equal to the value of the pension payments which would have been made over the balance of that 5 year period had you survived; and

     (b) a widow's pension equal to 50% of your pension at the date of death plus children's pensions in accordance with the Rules.

     (Note - if you are receiving a reduced pension on account of having exercised the cash option, the widow's pension will be based on the full pension which you would have been receiving had you not exercised that option. The pension will be reduced if your widow is more than 10 years younger than you. The widow's pension will not be paid if you married after the earlier of the date of retirement and Normal Retirement Date unless the Company otherwise decides).







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11.  LEAVING SERVICE

     (a)  DEFERRED PENSION

          On leaving the Company before Normal Retirement Date, you will be entitled to a pension starting at Normal Retirement Date, equal to two-thirds of Final Pensionable Pay multiplied by Group Service completed and divided by Group Service which would have been completed had it continued to Normal Retirement Date.

          The pension will be increased up to Normal Retirement Date in accordance with statutory requirements.

          If you die while your pension is being deferred, your widow will immediately receive a pension of 50% of the value of your deferred pension as at the date of your death.

          (Note - your widow in this context refers to your wife as at the date of you leaving the Company before Normal Retirement Date. The widow's pension will be reduced if your widow is more than 10 years younger than you and may be terminated if she remarries before age 60).

     (b)  TRANSFER OPTION

          Alternatively, if you leave the Company more than one year before Normal Retirement Date you may transfer the cash equivalent of the deferred pension to an approved scheme of your new employer or to an appropriate personal pension scheme or a suitable insurance policy.

12.  WITHDRAWAL FROM SERVICE FOLLOWING A CHANGE OF CONTROL OF THE COMPANY

     (a)  Pension entitlement

          If

          (i) the Company ceases to be beneficially owned (directly or indirectly) to the extent of at least 50% by American Brands, Inc. or if 20% or more of the common stock of American Brands, Inc. shall come within the beneficial ownership of one person or one concerted group of persons; and

          (ii) within three years from the event referred to at (i) occurring either-

     (A) your employment with the Company terminates for either of the following reasons -

          (1) termination by the Company (with or without notice or a payment in lieu of notice) other than in circumstances where the Company is entitled to terminate your employment lawfully without notice and without payment in lieu of notice; or


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          (2)  termination by yourself (with or without notice) in
               circumstances such that you are entitled to terminate your employment without notice; or

     (B) your ceasing to be employed by the Company on the undertaking of the Company being transferred to another person;

you will be entitled to a pension payable from the day next following the date upon which your employment with the Company ends. When your pension starts it will be payable at an annual rate of two-thirds of Final Pensionable Pay reduced by the applicable percentage ascertained from the following table -

        Age on ceasing to be
      in Company's employment           Percentage
      -----------------------           ----------
                59                         nil
                58                         nil
                57                         nil
                56                          5
                55                          10
                54                          15
                53                          20
                52                          24

     (b)  DEFERMENT OPTION

          As an alternative to taking an immediate pension you may elect to defer payment of your pension up to age 60. Your pension will be increased actuarially in respect of any period of deferment. If you die while your pension is being deferred, benefits will be payable in respect of you just as if you had retired immediately prior to the date of your death.

     (c)  TRANSFER OPTION

          While your pension is being deferred as above you may transfer the cash equivalent of the benefits payable to or in respect of you to an approved scheme of your new employer or to an appropriate personal pension scheme or a suitable insurance policy.

13.  PENSION INCREASES

Pensions in payment are reviewed by the Trustee at least once a year. Any discretionary increases are subject to the approval of the Company. It is guaranteed that the level of increase will not be less than 2% or the percentage increase in the cost of living, whichever is less.

14.  ADDITIONAL BENEFITS

Any benefits secured by voluntary contributions or by the surrender of bonus or salary will be provided in addition to the benefits described above.

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15.  MISCELLANEOUS

Your employment is contracted-out of the State earnings related pension scheme by reference to the 'M' Scheme.
You will not be required to contribute to either scheme. The Company contributes at the rate recommended by the actuary. It may terminate its contributions at any time.

The benefits described above are those payable before the exercise of any option available under either the 'M' Scheme or the 'S' Scheme, such as converting pension to cash. It is assumed that the benefits under the two schemes will start at the same time and that a transfer is not made in respect of the benefits under one of the schemes but not the other. However, if this is not the case, the benefits under the 'S' Scheme will be appropriately adjusted by the Trustee on actuarial advice.

You may not assign or charge your benefits in any way. They may be reduced on account of any debt of yours to the Company arising from a criminal, negligent or a fraudulent act or omission.

Either scheme may be varied at any time in accordance with the Rules. The Company may also terminate either scheme.


































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